EXHIBIT I



                                            November 3, 1994



         Toys "R" Us, Inc.
         461 From Road
         Paramus, New Jersey 07652

         Dear Sirs:

                   Reference is made to (i) the Acquisition Agreement, dated as of April 20, 1994, as amended May 10, 1994 between Toys "R" Us, Inc. ("Toys") and Petrie Stores Corporation ("PSC") (the "Acquisition Agreement"), (ii) the Voting Agree-ment and Proxy, dated as of August 23, 1994, between WP In-vestors, Inc. ("WP") and Milton Petrie (the "WP Proxy"), (iii) the Confirmation, dated as of the date hereof, by and between WP and Milton Petrie, as consented to and agreed by Toys (the "Confirmation"), (iv) the Stock Purchase Agreement, dated as of August 23, 1994, as amended as of the date hereof, by and be-tween PSC and WP (as amended, the "Purchase Agreement"), and
         (v) the Letter Agreement, dated as of August 23, 1994, between WP and Toys, as consented to and agreed by PSC and Toys (the "Letter Agreement"). Toys, PSC and WP hereby amend and restate the Letter Agreement as follows:

                   In consideration of the execution by Toys of the WP Proxy and the Confirmation, WP, PSC and Toys agree that, at the closing of the transactions contemplated by the Purchase Agreement (the "Closing"), if Toys shall simultaneously therewith execute and deliver the indemnification agreement attached as Exhibit B to the Acquisition Agreement, PSC shall execute and deliver, and WP will cause a newly-formed entity ("Holding Company") that shall, pursuant to the Purchase Agreement, purchase all of the Shares of the Company (as such terms are defined in the Purchase Agreement) to execute and deliver, to Toys an indemnification agreement substantially in the form set forth as Exhibit A to the Acquisition Agreement (collectively, the "Indemnification Agreements"), subject to the execution by PSC, on the one hand, and Holding Company and the Company, on the other, of a mutually acceptable cross in-demnity agreement reflecting the allocation of liabilities as between PSC, on the one hand, and WP, the Company and Holding Company, on the other, provided in the Purchase Agreement, and provided that the Indemnification Agreements shall be revised to provide that such agreements shall become effective only





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         upon the consummation of the Toys Transaction, as that term is defined in the Purchase Agreement. WP, PSC and Toys hereby further agree that at the Closing, PSC and Toys will, and WP will cause Holding Company to, execute the agreement regarding certain tax matters in substantially the form attached as Exhibit B to the Letter Agreement.

                                            Sincerely yours,

                                            WP INVESTORS, INC.

                                            By:/s/ Errol M. Cook
                                               Name: Errol M. Cook
                                               Title:


         CONSENTED TO AND AGREED:

         PETRIE STORES CORPORATION


         By: /s/ Allan Laufgraben
            Name: Allan Laufgraben
            Title: President and Chief
                   Executive Officer

         TOYS "R" US, INC.


         By: /s/ Louis Lipschitz
            Name: Louis Lipschitz
            Title: Senior V.P. Finance and CFO























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